Filed pursuant to Rule 424(b)(3)
Registration No. 333-264083

SUPPLEMENT NO 1. DATED January 19, 2024

TO PROSPECTUS SUPPLEMENT DATED June 16, 2023

(To Prospectus Dated May 5, 2022)

Edgewise Therapeutics, Inc.

This Supplement No. 1 to Prospectus Supplement (this “Supplement”) supplements and amends the Prospectus Supplement dated June 16, 2023 (the “Prospectus Supplement”). This Supplement should be read in conjunction with the Prospectus Supplement and the accompanying Prospectus dated May 5, 2022 (the “Prospectus”). This Supplement is qualified by reference to the Prospectus Supplement, except to the extent that the information presented herein supersedes the information contained in the Prospectus Supplement.

On June 16, 2023, we entered into a Sales Agreement (the “Sales Agreement”) with BofA Securities, Inc. (“BofA”) relating to shares of our common stock offered by the Prospectus Supplement and the accompanying Prospectus. In accordance with the terms of the Sales Agreement, we may offer and sell shares of our common stock having an aggregate offering price of up to $125,000,000 from time to time through BofA, acting as our sales agent, pursuant to at-the-market transactions (the “ATM”). As of the date of this Supplement, we have sold an aggregate of 7,560,068 shares of our common stock pursuant to the Sales Agreement for aggregate gross proceeds of approximately $59.9 million.

The purpose of this Supplement is to suspend the ATM and to terminate the continuous offering by us under the Prospectus Supplement, effective on January 19, 2024. We will not make any sales of our common stock pursuant to the Sales Agreement unless and until a new prospectus supplement is filed with the Securities and Exchange Commission; however, the Sales Agreement remains in full force and effect.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The date of this Supplement No. 1 to Prospectus Supplement is January 19, 2024.